Exhibit 10.3

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of August 18, 2022 (this “Agreement”), is made by and among QCR Holdings, Inc., a Delaware corporation (the “Company”), and [●] (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company is offering up to $55,000,000 aggregate principal amount of the Company’s Fixed-to-Floating Rate Subordinated Notes due 2037, to be issued pursuant to this Agreement, in the form attached hereto as Exhibit A, which aggregate amount is intended to qualify as Tier 2 Capital;

WHEREAS, Purchaser is an institutional “accredited investor,” as defined in Rule 501 of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”), or a QIB (as defined herein);

WHEREAS, the offer and sale of the Subordinated Notes (as defined herein) by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D; and

WHEREAS, Purchaser is willing to purchase from the Company one or more Subordinated Notes in the aggregate principal amount of $[●] (the “Subordinated Note Amount”), in accordance with the terms, subject to the conditions and in reliance on, the representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.            DEFINITIONS; INTERPRETATION.

1.1            Definitions. The following capitalized terms used in this Agreement have the meanings set forth below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as in effect on the Closing Date.

“Bank” or “Banks” means each of: (i) Quad City Bank and Trust Company, a bank organized under the laws of the State of Iowa; (ii) Cedar Rapids Bank and Trust Company, a bank organized under the laws of the State of Iowa; (iii) Community State Bank, a bank organized under the laws of the State of Iowa; and (iv) Guaranty Bank (f/k/a Springfield First Community Bank), a bank organized under the laws of the State of Missouri.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Illinois are permitted or required by any applicable law or executive order to close.

“Bylaws” means the Bylaws of the Company, as in effect on the Closing Date.

“Closing Date” means the date hereof.

“Company Reports” means (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, including the audited financial statements contained therein and the information from the Company’s definitive proxy statement for its 2022 annual meeting of shareholders incorporated by reference into the Form 10-K; (ii) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the SEC, including the unaudited financial statements contained therein; and (iii) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, as filed with the SEC, including the unaudited financial statements contained therein.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means United States generally accepted accounting principles .

“Governmental Agency” means (i) any federal, state, county or local governmental department, commission, board, regulatory authority or agency with jurisdiction over the Company or any of its Subsidiaries, and (ii) any Regulatory Agency.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means and includes: (i) all items arising from the borrowing of money that, according to GAAP, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company or any of its Subsidiaries; and (ii) all obligations secured by any lien in property owned by the Company or any of its Subsidiaries, whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Banks’ business (including federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Banks and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Lease” means any lease, license or other document providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means any change or effect that would reasonably be expected to be material and adverse to (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Subordinated Notes or (c) the validity or enforceability of this Agreement or the Subordinated Notes.

“Maturity Date” means September 1, 2037.

“Person” means any individual, corporation (whether or not for profit), partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Property” means any real property owned or leased by the Company or any of its Subsidiaries.

“QIB” means a Qualified Institutional Buyer as defined in Rule 144A under the Securities Act.

“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Banks or any of their Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Subordinated Note” or “Subordinated Notes” means the Fixed-to-Floating Rate Subordinated Notes due 2037, in the form attached hereto as Exhibit A, as amended, restated, supplemented or modified from time to time, and any Subordinated Note delivered in substitution or exchange for a Subordinated Note.

“Subsidiary” means, with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217 and 12 C.F.R. Part 250, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Transaction Documents” means this Agreement and the Subordinated Notes.

1.2            Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof,” “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to any law or regulation shall mean such law or regulation as amended or modified from time to time, and any replacement thereof. All references to time of day herein are references to Central Time unless otherwise specifically provided. All references to this Agreement and the Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.

1.3            Exhibits Incorporated. All Exhibits attached hereto are hereby incorporated into this Agreement.

2.            PURCHASE AND SALE OF SUBORDINATED NOTES.

2.1            Purchase and Sale of Subordinated Notes. The closing of the purchase and sale of the Subordinated Notes (the “Closing”) shall occur at 10:00 a.m. (Eastern Time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree in writing. On the terms and subject to the conditions set forth herein, at the Closing, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, one or more Subordinated Notes in the form attached hereto as Exhibit A, with an aggregate principal amount equal to the Subordinated Note Amount. Purchaser hereby waives any right of offset Purchaser may have against the Company or any of its Subsidiaries with respect to the transactions contemplated by the Transaction Documents.

2.2            Company Deliverables. On the Closing Date, the Company shall deliver to Purchaser (a) certificate, duly executed by the Secretary or Assistant Secretary of the Company, setting forth (i) the Certificate of Incorporation; (ii) the Bylaws, (iii) resolutions adopted by the board of directors of the Company or any committee thereof authorizing the execution, delivery and performance of the Transaction Documents; and (iv) the incumbency of each officer of the Company authorized to execute any of the Transaction Documents; (b) a certificate of existence of the Company issued by the Secretary of State of the State of Delaware; (c) an officer’s compliance certificate, dated the Closing Date, (d) a CUSIP Number issued by the CUSIP Service Bureau (in cooperation with the SVO (as defined below)), and (e) the opinion of Barrack Ferrazzano Kirschbaum & Nagelberg LLP, counsel to the Company, dated as of the Closing Date, substantially in the form set forth as Exhibit B attached hereto addressed to Purchaser. Promptly after the receipt from Purchaser of the Subordinated Note Amount, in an aggregate amount of $[●] in accordance with Section 2.3, the Company shall deliver to Purchaser a definitive certificate representing the Subordinated Notes purchased by Purchaser with a principal amount equal to the Subordinated Note Amount.

2.3            Purchaser Deliverables. On the Closing Date, Purchaser shall deliver to the Company, promptly after receipt of the items described in the first sentence of Section 2.2, the Subordinated Note Amount, by wire transfer of immediately available funds in accordance with the instructions provided by the Company in writing prior to the date hereof.

3.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to Purchaser that, except as disclosed in the Company Reports:

3.1            Organization and Authority.

3.1.1            The Company is a duly organized corporation, is validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

3.1.2            Each Subsidiary of the Company has been duly organized and is validly existing as a corporation or limited liability company, or, in the case of each Bank, has been duly chartered and is validly existing as an Iowa state-chartered bank or Missouri state-charted bank, as applicable, in each case in good standing under the laws of the jurisdiction of its incorporation, has corporate or other applicable power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding Equity Interests in each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, with the exception that all of the issued and outstanding stock of the Banks is pledged as collateral under a certain loan agreement between the Company and a correspondent bank lender; none of the outstanding Equity Interests in any Subsidiary of the Company were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary of the Company or any other entity.

3.1.3            The deposit accounts of the Banks are insured by the FDIC up to applicable limits. No Bank has received any notice or other information indicating that such Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of such Bank as an FDIC-insured institution.

3.2            Capital Stock. The Certificate of Incorporation of the Company authorize the Company to issue 20,000,000 shares of common stock and 250,000 shares of preferred stock. As of the close of business on August 17, 2022, there were 16,884,721 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company except pursuant to the Company’s equity incentive plans.

3.3            Authorization; Binding Agreements. The issuance of the Subordinated Notes pursuant to this Agreement, the borrowing of the aggregate of the Subordinated Note Amount, the execution of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company. This Agreement and the Subordinated Notes have been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (collectively, the “Enforceability Exceptions”). The Subordinated Notes have been duly authorized by the Company and when executed by the Company, completed, issued, delivered to and paid for by Purchaser in accordance with the terms of this Agreement, will have been duly issued and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the terms of this Agreement and the Subordinated Notes, and enforceable in accordance with their terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

3.4            Exemption from Registration. Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Subordinated Notes. Assuming the accuracy of the representations and warranties of Purchaser set forth in this Agreement, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company's knowledge, any Person described in Rule 506(d)(1) (each, a “Company Covered Person”). The Company has exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

3.5            No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents by the Company nor compliance by the Company with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both) (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Certificate of Incorporation or Bylaws; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or any Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company or any Bank; or (4) any statute, rule or regulation applicable to the Company, except, in the case of items (2), (3) or (4), for such violations, conflicts breaches and default that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of the Company. Neither the Company nor any Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or any Bank, as applicable, is a party or by which the Company or any Bank, as applicable, or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company.

3.6            Governmental Consents. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations. No Bank is a party to, or otherwise subject to, any legal restriction or any agreement (other than customary limitations imposed by corporate law statutes, banking law statutes, rules and policies, or other regulatory statutes) restricting the ability such Bank to pay dividends or make any other distributions to the Company.

3.7            Possession of Licenses. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them except where the failure to possess such Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on the Company or such applicable Subsidiary; the Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Licenses, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company; all of the Licenses are valid and in full force and effect, except where the invalidity of such Licenses or the failure of such Licenses to be in full force and effect would not have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company; and neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such Licenses.

3.8            Financial Condition; Accounting Controls.

3.8.1            Company Financial Statements. The financial statements of the Company included in the Company Reports (including the related notes, where applicable), which have been made available to Purchaser (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case: (x) as indicated in such statements or in the notes thereto; or (y) for any statement therein or omission therefrom which was corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Company Report; and (z) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company does not have any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company contained in the Company Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.

3.8.2            Absence of Default. Since the end of the Company’s last fiscal year ended December 31, 2021, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material Indebtedness of the Company. The Company is not in default under any other Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on the Company.

3.8.3            Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.

3.8.4            Ownership of Property. The Company and each of its Subsidiaries has good and marketable title as to all real property owned by it and good title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by any Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such as do not, individually or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it. Such existing Leases and commitments to Lease constitute or will constitute operating Leases for both tax and financial accounting purposes except as otherwise disclosed in the Company Reports and the Lease expense and minimum rental commitments with respect to such Leases and Lease commitments are as disclosed in all material respects in the Company Reports.

3.8.5            Accounting Controls.

3.8.5.1            The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s internal control over financial reporting is effective, and the Company is not aware of any material weaknesses in its internal control. Since the date of the Company’s latest audited financial statements filed with the SEC, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

3.8.6            The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and (ii) are effective to perform the functions for which they were established. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have not been advised that there is (A) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls, or (B) any material weaknesses in internal controls. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to material weaknesses. The principal executive officer (or the equivalents) and principal financial officer (or the equivalent) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002, and the statements made in each such certification are accurate. The Company, its Subsidiaries and, to the Company’s knowledge, its directors and officers, are each in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002.

3.9            No Material Adverse Effect. Since the end of the Company’s last fiscal year ended December 31, 2021, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

3.10            Legal Matters.

3.10.1            Compliance with Law. The Company and each of its Subsidiaries (i) has complied with and (ii) to the Company’s knowledge, is not under investigation with respect to, and, to the Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries is in compliance with, and at all times prior to the date hereof has been in compliance with, (x) all statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, applicable to it, and (y) its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such failure to comply, would not result, individually or in the aggregate, in a Material Adverse Effect. At no time during the two years prior to the date hereof has the Company or any of its Subsidiaries received any written notice asserting any violations of any of the foregoing that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10.2            Regulatory Enforcement Actions. The Company, each Bank and its other Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, the failure to comply with which could reasonably be expected to have a Material Adverse Effect. Subject to the following sentence, none of the Company, the Banks, the Company’s or the Banks’ Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge, (i) any such restrictions threatened, (ii) any agreements, memoranda or commitments being sought by any Governmental Agency, or (iii) any legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remains unresolved. Notwithstanding the foregoing, or anything to the contrary in this Agreement, the Company makes no representation or warranty with respect to any information that constitutes confidential supervisory information within the meaning of applicable federal regulations.

3.10.3            Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole, or affect issuance or payment of the Subordinated Notes; and neither the Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole.

3.10.4            Environmental. No Property is or, to the Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials, and neither the Company nor any of its Subsidiaries has engaged in such activities. There are no claims or actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law, except for such actions or claims that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

3.10.5            Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.11            Use of Proceeds. The Company intends to use the net proceeds it receives from the sale of the Subordinated Notes for general corporate purposes, including to support regulatory capital ratios and potential future strategic opportunities.

3.12            Brokerage Commissions. Neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

3.13            Tax Matters. The Company, the Banks and each Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, subject to any extensions, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.

3.14            Representations and Warranties Generally. The representations and warranties of the Company set forth in this Agreement in any certificate or other document delivered to Purchaser by or on behalf of the Company pursuant to or in connection with this Agreement are true and correct as of the date hereof and as otherwise specifically provided herein or therein. None of the representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Purchaser by or on behalf of the Company pursuant to or in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made. Any certificate signed by an officer of the Company and delivered to Purchaser or to counsel for Purchaser shall be deemed to be a representation and warranty by the Company to Purchaser as to matters set forth therein.

4.            REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

Purchaser hereby represents and warrants to the Company as follows:

4.1            Legal Power and Authority. Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is an entity duly organized, validly existing and in good standing under the laws its jurisdiction of organization.

4.2            Authorization and Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser, and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

4.3            No Conflicts. Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) Purchaser’s organizational documents, (ii) any agreement to which Purchaser is party, (iii) any law applicable to Purchaser or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting Purchaser.

4.4            Purchase for Investment. Purchaser is purchasing the Subordinated Notes for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, Indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.

4.5            Investor Status. Purchaser is and will be on the Closing Date either (i) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB.

4.6            Financial and Business Sophistication. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes. Purchaser has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Subordinated Notes.

4.7            Ability to Bear Economic Risk of Investment. Purchaser recognizes that an investment in the Subordinated Notes involves substantial risk. Purchaser has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of Purchaser’s investment in the Company.

4.8            Information. Purchaser acknowledges that: (i) Purchaser is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is Purchaser being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) Purchaser has conducted its own examination of the Company and the terms of the Subordinated Notes to the extent Purchaser deems necessary to make its decision to invest in the Subordinated Notes; and (iii) Purchaser has availed itself of publicly available financial and other information concerning the Company to the extent Purchaser deems necessary to make its decision to purchase the Subordinated Notes. Purchaser has reviewed the information set forth in the Company Reports, the exhibits and schedules hereto and the information contained in the data room established by the Company in connection with the transactions contemplated by this Agreement.

4.9            Access to Information. Purchaser acknowledges that Purchaser and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by Purchaser or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

4.10            Investment Decision. Purchaser has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person or entity. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein. Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, except for the express statements, representations and warranties of the Company made or contained in this Agreement. Furthermore, Purchaser acknowledges that nothing in this Agreement or any other materials presented by or on behalf of the Company to Purchaser in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.

4.11            Private Placement; No Registration; Restricted Legends. Purchaser understands and acknowledges that the Subordinated Notes are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. Purchaser is not subscribing for Subordinated Notes as a result of or subsequent to any general solicitation or general advertising, in each case within the meaning of Rule 502(c) of Regulation D, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting. Purchaser further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Notes, which is attached hereto as Exhibit A. Purchaser further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement. The Company has not made nor is it making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes, or that the Subordinated Notes purchased by Purchaser will ever be able to be lawfully resold, pledged or otherwise transferred.

4.12            [RESERVED].

4.13            Accuracy of Representations. Purchaser understands that the Company is relying and will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement.

4.14            Representations and Warranties Generally. The representations and warranties of the Company set forth in this Agreement that do not contain a “Material Adverse Effect” qualification or other express materiality or similar qualification shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for any such representation or warranty that is made only as of a specific date, in which case as of such specific date). The representations and warranties of the Company set forth in this Agreement that contain a “Material Adverse Effect” qualification or any other express materiality or similar qualification shall be true and correct as of the date hereof and as of the Closing Date (except for any such representation or warranty that is made only as of a specific date, in which case as of such specific date).

5.            GENERAL COVENANTS AND AGREEMENTS.

5.1            Compliance with Transaction Documents. The Company shall comply with, observe and timely perform each and every one of its covenants, agreements and obligations under the Transaction Documents.

5.2            Compliance with Laws.

5.2.1            Generally. The Company shall comply and cause the Banks and each of its other Subsidiaries to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Company.

5.2.2            Regulated Activities. The Company shall not itself, nor shall it cause, permit or allow the Banks or any other of its Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on the Company, or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.2.3            Taxes. The Company shall and shall cause the Banks and any other of its Subsidiaries to promptly pay and discharge all taxes, assessments and other governmental charges imposed upon the Company, the Banks or any other of its Subsidiaries or upon the income, profits, or property of the Company or any Subsidiary and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Company, the Banks or any other of its Subsidiaries. Notwithstanding the foregoing, none of the Company, the Banks or any other of its Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of the Company, the Banks and such other Subsidiary.

5.2.4            Corporate Existence. The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of the Banks and the other Subsidiaries and its rights and franchises and those of the Banks and the other Subsidiaries and each of the Banks shall remain a member bank of the Federal Reserve System.

5.2.5            [RESERVED].

5.3            Absence of Control. It is the intent of the parties to this Agreement that in no event shall Purchaser, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company, and Purchaser shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

5.4            Insurance. At its sole cost and expense, the Company shall maintain, and shall cause each Subsidiary to maintain, bonds and insurance to such extent, covering such risks as is required by law or as is usual and customary for owners of similar businesses and properties in the same general area in which the Company or any of its Subsidiaries operates. All such bonds and policies of insurance shall be in a form, in an amount and with insurers recognized as adequate by prudent business persons.

5.5            Rule 144A Information. While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such Subordinated Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

5.6            NRSRO Rating. The Company shall at all times maintain a Debt Rating for the Subordinated Notes from an NRSRO while any subordinated notes remain outstanding. Evidence of such Debt Rating (or any change thereto) shall (a) be delivered by the Company to the holders of the Subordinated Notes (i) simultaneously with the Closing Date (in the case of the initial Debt Rating) and thereafter at least annually, and (ii) promptly upon any change in the Debt Rating, (b) set forth the Debt Rating for such Notes, (c) refer to the CUSIP Number issued by the CUSIP Bureau Service in respect of such Subordinated Notes, (d) address the likelihood of payment of both the principal and interest of such Subordinated Notes (which requirement shall be deemed satisfied if the rating is silent as to the likelihood of payment of both principal and interest and does not otherwise include any indication to the contrary), (e) not include any prohibition against sharing such evidence with the SVO or any other regulatory authority having jurisdiction over the holders of the Subordinated Notes, and (f) include such other information describing the relevant terms of the Subordinated Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of the Subordinated Notes.

“Debt Rating” means the debt rating of the Subordinated Notes as determined from time to time by any NRSRO.

“NRSRO” means (a) Kroll Bond Rating Agency, LLC, Fitch, Inc., Moody’s or S&P, or successors thereto (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization and is approved as a “Credit Rating Provider” (or other similar designation) by the National Association of Insurance Commissioners.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners.

6.            MISCELLANEOUS.

6.1            Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Subordinated Notes (including, in each case, past defaults) shall be effective against Purchaser or any Holder (as defined in the Subordinated Notes) unless in writing and signed by the Holders of Subordinated Notes representing a majority of the aggregate outstanding principal of the Subordinated Notes, and no waiver or amendment of any term, provision, condition or agreement herein shall be effective against the Company unless in writing and signed by the Company. Notwithstanding the foregoing, without the consent of all holders of Subordinated Notes in writing, no waiver or amendment of any term, provision, condition, covenant or agreement herein or in the Subordinated Notes (including, in each case, past defaults) shall be effective against Purchaser or any Holder which purports to (a) change the Maturity Date or the stated payment date of any payment of interest payable on any Security, or reduce the principal amount thereof, or any amount of interest payable thereon; or (b) change the method of computing the amount of principal of the Subordinated Notes or any interest payable thereon on any date, or change the coin or currency in which the Subordinated Notes or any payment of interest thereon is payable; or (c) impair the right to institute suit for the enforcement of any payment described in clauses (a) or (b) on or after the same shall become due and payable, whether at the Maturity Date or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be; or (d) change or waive the redemption or repayment provisions of the Subordinated Notes; or (e) reduce the percentage in principal amount of the Subordinated Notes, the consent of whose holders is required for any such waiver or amendment; or (f) modify any of the provisions of this Section, except to increase any such; or (g) adversely affect the ranking or priority of the Subordinated Notes; or (h) waive any Event of Default pursuant to Section 6.1(a), Section 6.1(b) or Section 6.1(c) of the Subordinated Note. No failure to exercise or delay in exercising, by Purchaser or any holder of the Subordinated Notes, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.

6.2            Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

6.3            Notices and Payments. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, addressed:

if to the Company:	QCR Holdings, Inc. 3551 7th Street Moline, Illinois 61265 Attention: Todd A. Gipple
with a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606
	Attention:	Robert M. Fleetwood
Abdul R. Mitha

if to Purchaser:	[●]

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next business day delivery was requested), or if emailed, upon confirmation of receipt.

All payments of principal and interest hereunder payable to Purchaser shall be made by wire transfer (pursuant to Purchaser’s written write transfer instructions). Purchaser’s initial wire transfer instructions are set forth on Schedule 1 hereto and may be modified from time to time in writing in a notice to the Company pursuant to this Section 6.3.

6.4            Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that, unless Purchaser consents in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights on any purported assignee of the Company. The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from Purchaser merely because of such purchase.

6.5            No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Purchaser, shall be deemed to make Purchaser a partner or joint venturer with the Company.

6.6            Entire Agreement. This Agreement and the Subordinated Note, along with any exhibits hereto or thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties to be bound by such amendment. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the Subordinated Notes.

6.7            Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to its laws or principles of conflict of laws. Nothing herein shall be deemed to limit any rights, powers or privileges which Purchaser may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Purchaser which is lawful pursuant to, or which is permitted by, any of the foregoing.

6.8            No Third Party Beneficiary. This Agreement is made for the sole benefit of the Company and Purchaser, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

6.9            Captions; Counterparts. Captions contained in this Agreement are for reference purposes only, and in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.10            Knowledge; Discretion. All references herein to Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Purchaser, to the making of a determination or designation by Purchaser, to the application of Purchaser’s discretion or opinion, to the granting or withholding of Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Purchaser, or otherwise involving the decision making of Purchaser, shall be deemed to mean that Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.

6.11            Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR PURCHASER. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL. THE PARTIES FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

6.12            Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

6.13            Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative, other than those which by their terms are to be performed in whole or in part prior to or on the Closing Date, which shall terminate as of the Closing Date.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.

COMPANY:

QCR Holdings, Inc.

By:
Name:	Todd A. Gipple
Title:	President, Chief Operating Officer and Chief Financial Officer

[Signature Page to Subordinated Note Purchase Agreement]

IN WITNESS WHEREOF, the undersigned Purchaser has caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

PURCHASER:

By:
Name:
Title:

[Signature Page to Subordinated Note Purchase Agreement]

Exhibit A

Form of Definitive Subordinated Note

[See attached.]

FORM OF DEFINITIVE SUBORDINATED NOTE

QCR HOLDINGS, INC.

FIXED-TO-FLOATING RATE SUBORDINATED NOTE DUE 2037

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO, AND IN ACCORDANCE WITH, A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT AT THE TIME OF SUCH TRANSFER; (B) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT OR TO A PERSON THAT YOU REASONABLY BELIEVE TO BE AN INSTITUTIONAL ACCREDITED INVESTOR AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT; OR (C) UNDER ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

THIS SECURITY AND THE OBLIGATIONS OF THE COMPANY (AS DEFINED HEREIN) AS EVIDENCED HEREBY (A) ARE NOT DEPOSITS WITH OR HELD BY THE COMPANY AND ARE NOT INSURED OR GUARANTEED BY ANY FEDERAL AGENCY OR INSTRUMENTALITY, INCLUDING, WITHOUT LIMITATION, THE FEDERAL DEPOSIT INSURANCE CORPORATION AND (B) ARE SUBORDINATE IN THE RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED HEREIN).

CERTAIN ERISA CONSIDERATIONS:

THE PURCHASER, HOLDER, OR TRANSFEREE OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, BY ITS ACCEPTANCE, PURCHASE OR HOLDING HEREOF OR THEREOF AGREES, REPRESENTS AND WARRANTS THAT (A) IT IS NOT AN EMPLOYEE BENEFIT PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) (EACH A “PLAN”), OR AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY PLAN’S INVESTMENT IN THE ENTITY, OR (B) SUCH PURCHASER, HOLDER, OR TRANSFEREE IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTIONS 96-23, 95-60, 91-38, 90-1 OR 84-14 OR ANOTHER APPLICABLE EXEMPTION OR ITS PURCHASE AND HOLDING OF THIS SUBORDINATED NOTE, OR ANY INTEREST HEREIN, ARE NOT PROHIBITED BY SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE WITH RESPECT TO SUCH PURCHASE AND HOLDING.

ANY FIDUCIARY OF ANY PLAN WHO IS CONSIDERING THE ACQUISITION OF THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN SHOULD CONSULT WITH HIS OR HER LEGAL COUNSEL PRIOR TO ACQUIRING THIS SUBORDINATED NOTE OR ANY INTEREST HEREIN.

No. 2022-[●]	CUSIP: 74727A AD6 ISIN: US74727AAD63

QCR HOLDINGS, INC.

FIXED-TO-FLOATING RATE SUBORDINATED NOTE DUE 2037

1.         Note Purchase Agreement; Holders. This Subordinated Note is one of a duly authorized issue of notes of QCR Holdings, Inc., a Delaware corporation (the “Company”), designated as the “Fixed-to-Floating Rate Subordinated Notes due 2037” (the “Subordinated Notes”) in an aggregate principal amount of $55,000,000 and initially issued on August 18, 2022. The Company has issued this Subordinated Note under that certain Subordinated Note Purchase Agreement dated as of August 18, 2022, as the same may be amended or supplemented from time to time (“Note Purchase Agreement”), between the Company and [●]. The holder of this Subordinated Note (the “Holder”), by the acceptance of this Subordinated Note, agrees to and will be bound by all provisions of the Note Purchase Agreement that are applicable to Purchaser (as defined therein) or holders of Subordinated Notes from time. All capitalized terms not otherwise defined in this Subordinated Note will have the meanings assigned to them in the Note Purchase Agreement. A copy of the Note Purchase Agreement is on file at the Company and will be provided to the Holder of this Subordinated Note upon request.

2.          Payment. The Company, for value received, promises to pay to [●] the principal sum of [●] DOLLARS (U.S.) ($[●]), plus accrued but unpaid interest on September 1, 2037 (“Stated Maturity Date”), unless redeemed prior to such date, and to pay interest thereon (a) from and including August 18, 2022, to, but excluding, September 1, 2032, or the date of earlier redemption (the “Redemption Date”), at a rate of 5.95% per annum, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing December 1, 2022 (each such date, a “Fixed Rate Interest Payment Date,” with the period from, and including, August 18, 2022, to, but excluding, the first Fixed Rate Interest Payment Date and each successive period from, and including, a Fixed Rate Interest Payment Date to, but excluding, the next Fixed Rate Interest Payment Date being a “Fixed Rate Period”) and (b) from, and including, September 1, 2032, to, but excluding, the Stated Maturity Date, unless redeemed prior to the Stated Maturity Date, at a rate equal to the Floating Interest Rate (which is expected to be Three-Month Term SOFR) plus a spread of 300 basis points, or such other rate as determined pursuant to this Subordinated Note, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year through the Stated Maturity Date or earlier Redemption Date (each such date, including the Maturity Date, a “Floating Rate Interest Payment Date” and, together with the Fixed Rate Interest Payment Dates, the “Interest Payment Dates,” with the period from, and including, September 1, 2032 to, but excluding, the first Floating Rate Interest Payment Date and each successive period from, and including, a Floating Rate Interest Payment Date to, but excluding, the next Floating Rate Interest Payment Date being a “Floating Rate Period”). The amount of interest payable on any Fixed Rate Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months up to, but excluding September 1, 2032, and, the amount of interest payable on any Floating Rate Interest Payment Date during the Floating Rate Period will be computed on the basis of the actual number of days in the relevant Floating Rate Period divided by 360. In the event that any scheduled Interest Payment Date for this Subordinated Note falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be paid on the next succeeding day which is a Business Day (any payment of interest made on such date will be treated as being made on the date that the payment was first due and (x) except as set forth in clause (y) below, no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date and (y) any payment of principal on this Subordinated Note (including principal due on the Stated Maturity Date of this Subordinated Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day); provided, that in the event that any scheduled Floating Rate Interest Payment Date falls on a day that is not a Business Day and the next succeeding Business Day falls in the next succeeding calendar month, such Floating Rate Interest Payment Date will be the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to, but excluding, such Business Day. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

(a) An “Interest Payment Date” is either a Fixed Interest Payment Date or a Floating Interest Payment Date, as applicable.

(b) The “Floating Interest Rate” means:

(i)	initially Three-Month Term SOFR (as defined below).

(ii)	Notwithstanding the foregoing clause (i) of this Section 2(b):

(1)	If the Calculation Agent determines prior to the relevant Floating Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each of such terms as defined below) have occurred with respect to Three-Month Term SOFR, then the Company shall promptly provide notice of such determination to the Holder and Section 2(c) will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate payable on the Subordinated Notes during a relevant Floating Rate Period.

(2)	However, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, but for any reason the Benchmark Replacement has not been determined as of the relevant Floating Interest Determination Date, the Floating Interest Rate for the applicable Floating Rate Period will be equal to the Floating Interest Rate on the last Floating Interest Determination Date for the Subordinated Notes, as determined by the Calculation Agent.

(iii)	If the then-current Benchmark is Three-Month Term SOFR and any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions (as defined below) determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply.

provided, that in no event will the applicable Floating Interest Rate be less than zero per annum for any Floating Rate Period

(c)	Effect of Benchmark Transition Event.

(i)	If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Subordinated Notes during the relevant Floating Rate Period in respect of such determination on such date and all determinations on all subsequent dates.

(ii)	In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

(iii)	Any determination, decision or election that may be made by the Calculation Agent pursuant to the benchmark transition provisions set forth herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection:

(1)	will be conclusive and binding absent manifest error;

(2)	if made by the Company as the Calculation Agent, will be made in the Company’s sole discretion;

(3)	if made by the Calculation Agent other than the Company, will be made after consultation with the Company, and the Calculation Agent will not make any such determination, decision or election to which the Company reasonably objects; and

(4)	notwithstanding anything to the contrary in this Subordinated Note, shall become effective without consent from the Holder or any other party.

(iv)	For the avoidance of doubt, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, interest payable on this Subordinated Note for the Floating Rate Period will be an annual rate equal to the sum of the applicable Benchmark Replacement and the spread specified on the face hereof.

(v)	As used in this Subordinated Note:

1.	“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

2.	“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

a.	Compounded SOFR;

b.	the sum of: (i) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;

c.	the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment; or

d.	the sum of: (i) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. Dollar denominated floating rate securities at such time and (ii) the Benchmark Replacement Adjustment.

3.	“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

a.	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

b.	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

c.	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated floating rate securities at such time.

4.	“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Period,” timing and frequency of determining rates with respect to each Floating Rate Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).

5.	“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

a.	in the case of clause (a) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

b.	in the case of clause (b) or (c) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

c.	in the case of clause (d) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

6.	“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

a.	if the Benchmark is Three-Month Term SOFR, (i) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (ii) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (iii) the Calculation Agent determines that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

b.	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

c.	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

d.	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

7.	“Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in the State of Illinois are authorized or required by law, regulation or executive order to be closed.

8.	“Calculation Agent” means the agent appointed by the Company prior to the commencement of the Floating Rate Period (which may include the Company or any of its Affiliates) to act in accordance with the terms of this Subordinated Note.

9.	“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:

a.	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

b.	if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. Dollar denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 500 basis points per annum.

10.	“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

11.	“Federal Reserve” means the Board of Governors of the Federal Reserve System.

12.	“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

13.	“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

14.	“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

15.	“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

16.	“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

17.	“Reference Time” with respect to any determination of a Benchmark means (1) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (2) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

18.	“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.

19.	“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website (or such successor’s website).

20.	“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

21.	“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

22.	“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

23.	“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “interest period”, timing and frequency of determining Three-Month Term SOFR with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).

24.	“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding any Benchmark Replacement Adjustment.

The Company will pay interest on this Subordinated Note to the Person who is the registered Holder at the close of business on the fifteenth (15th) calendar day prior to the applicable Interest Payment Date. This Subordinated Note will be payable as to principal and interest at the office or agency of the Paying Agent, or, at the option of the Company, payment of interest may be made by check delivered to the Holder at its address set forth in the Subordinated Note Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided, that the Paying Agent will have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of this Subordinated Note in the case of a payment of interest on the Stated Maturity Date).

3.        Paying Agent and Registrar. The Company or any of its Subsidiaries may act as Paying Agent and/or Registrar, and the Company will act as the initial Paying Agent and Registrar. The Company may change any Paying Agent or Registrar from time to time without notice to the Holder. The Company will maintain an office or agency where Subordinated Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Subordinated Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Subordinated Notes (“Subordinated Note Register”) and of their transfer and exchange. The registered Holder of a Subordinated Note will be treated as the owner of the Subordinated Note for all purposes. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to the Holder; provided that no such removal or replacement will be effective until a successor Paying Agent or Registrar will have been appointed by the Company and will have accepted such appointment. The Company or any of its Subsidiaries may act as Paying Agent or Registrar, and the Company shall be the initial Paying Agent and Registrar for the Subordinated Notes. There will be only one Subordinated Note Register.

4.          Subordination.

(a)            The indebtedness of the Company evidenced by this Subordinated Note, including the principal thereof and interest thereon, shall be subordinate and junior in right of payment to obligations of the Company constituting the Senior Indebtedness (as defined below), and will rank pari passu in right of payment with all other Subordinated Notes. For purposes of this Subordinated Note, “Senior Indebtedness” means (i) any of the Company’s indebtedness (including the principal of and premium, if any, and unpaid interest on such indebtedness) for borrowed or purchased money including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by bonds, debentures, notes or other written instruments, including any obligations of the Company to general creditors, depositors or trade creditors; (ii) the Company’s obligations under letters of credit, bank guarantees or bankers’ acceptances; (iii) any of the Company’s indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; (iv) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described in clauses (i), (ii), and (iii), whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the U.S.; (v) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on the Company’s balance sheet; (vi) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that the Company is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor; (vii) all direct or indirect guarantees or similar agreements in respect of, and the Company’s obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in clauses (i) through (vii) above; and (viii) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (i) through (vi) above, other than obligations ranking on a parity with the Subordinated Notes or ranking junior to the Subordinated Notes. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used herein the definition of Senior Indebtedness will have the meaning as described in that rule or interpretation. The term “Senior Indebtedness” does not include (A) any indebtedness of the Company which when incurred, and without respect to any election under Section 1111(b) of the U.S. Bankruptcy Code, was without recourse to the Company, (B) any indebtedness of the Company to any of its subsidiaries, (C) indebtedness to any employee of the Company, (D) any liability for taxes, (E) any indebtedness of the Company which is expressly subordinate in right of payment to any other indebtedness of the Company, and (F) renewals, extensions, modifications and refundings of any such indebtedness.

(b)            The subordination provisions of this Section 4 are for the benefit of the holders of Senior Indebtedness.

(c)            In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company: (A) holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the principal thereof, premium, if any, additional amounts owing in respect thereof, if any, and interest (including interest accruing after the commencement of any such proceeding) to the date of payment on the Senior Indebtedness before the Holder shall be entitled to receive any payment of principal of or interest on the Subordinated Notes; and (B) until the Senior Indebtedness is paid in full in cash, any indebtedness to which the Holder would be entitled but for this Section 4 shall be made to holders of Senior Indebtedness as their interests may appear for the application to the payment thereof, except that the Holder may receive securities that are subordinated to Senior Indebtedness to at least the same extent as this Subordinated Note. In the event that, notwithstanding the foregoing provisions of this Section 4, the Holder shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including by way of set-off or any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of this Subordinated Note, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution, have been made known in writing to the Holder of this Subordinated Note, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Any taxes that have been withheld or deducted from any payment or distribution in respect of this Subordinated Note, or any taxes that ought to have been withheld or deducted from any such payment or distribution that have been remitted to the relevant taxing authority, shall not be considered to be an amount that the Holder of this Subordinated Note receives for purposes of this Section.

(d)            The Company may not pay principal, premium, interest or additional amounts owing with respect to this Subordinated Note and may not acquire this Subordinated Note for cash or property other than capital stock of the Company if: (i) any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto occurs and is continuing; (ii) a default on Senior Indebtedness occurs and is continuing that permits holders of such Senior Indebtedness (or a trustee on their behalf) to accelerate its maturity, or (iii) a default under any Senior Indebtedness is the subject of judicial proceedings or the Company receives a notice of the default from trustee, agent or representative of a holder of any Senior Indebtedness. The Company may resume payments on this Subordinated Note and may acquire it when: (i) the default is cured or waived; or (ii) this Section 4 otherwise permits the payments or acquisition at that time.

(e)            In the event that this Subordinated Note is declared due and payable before its Stated Maturity Date, then and in such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness or provision shall be made for such payment in cash, before the Holder of this Subordinated Note is entitled to receive any payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Subordinated Notes) by the Company on account of the principal of, premium, if any, additional amounts owing in respect thereof, if any or interest on the Subordinated Notes or on account of the purchase or other acquisition of Subordinated Notes.  In the event that, notwithstanding the foregoing, the Company shall make any payment to the Holder of this Subordinated Note prohibited by the foregoing provisions of this Section 4, and if such fact shall, at or prior to the time of such payment, have been made known to the Holder, then and in such event such payment shall be paid over and delivered forthwith to the trustee, agent or representative with respect to such Senior Indebtedness.

(f)            If payment or distribution on account of the Subordinated Notes of any character or security, whether in cash, securities or other property, is received by the Holder in contravention of any of the terms of this Section 4 and before all Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to the trustee, agent or representative with respect to such Senior Indebtedness for application, in accordance with the priorities then existing among those holders of Senior Indebtedness for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full.

(g)            No right of any holder of Senior Indebtedness to enforce the subordination of the indebtedness evidenced by this Subordinated Note shall be impaired by any act or failure to act by the Company or by its failure to comply with this Subordinated Note or the Note Purchase Agreement.

5.          Redemption.

(a)          The Company may, at its option, on any Interest Payment Date on or after September 1, 2032, redeem this Subordinated Note, in whole or in part, subject to prior approval of the Federal Reserve, to the extent that such approval is required. In addition, the Company may redeem all, but not a portion of the Subordinated Notes, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or a 1940 Act Event (each as defined below). Any redemption of this Subordinated Note shall be subject to the prior approval of the Federal Reserve (or its designee) or any successor agency, and any other bank regulatory agency, to the extent such approval shall then be required by law, regulation or policy. This Subordinated Note is not subject to redemption at the option of the Holder. The Redemption Price with respect to any redemption permitted under this Subordinated Note will be equal to 100% of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date. “Tier 2 Capital Event” means the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of (i) any amendment to, or change (including any announced prospective amendment or change) in, the laws or any regulations thereunder of the U.S. or any rules, guidelines or policies of an applicable regulatory authority for the Company, or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the original issue date of the Subordinated Notes, the Subordinated Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company. “Tax Event” means the receipt by the Company of an opinion of independent tax counsel to the effect that, as a result of (i) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the U.S. or any of its political subdivisions or taxing authorities, (ii) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (iii) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the U.S. that differs from the previously generally accepted position or interpretation, or (iv) a threatened challenge asserted in writing in connection with an audit of the Company’s federal income tax returns or positions or a similar audit of any of the Company’s subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Subordinated Notes, there is more than an insubstantial risk that interest payable by the Company on the Subordinated Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes. “1940 Act Event” means an event requiring the Company to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(b)          If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holder. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed.

(c)          If notice of redemption has been duly given and notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such Redemption Date cease and terminate (unless the Company shall default in the payment of the Redemption Price), except only the right of the Holder thereof to receive the amount payable on such redemption, without interest.

6.          Events of Default; Acceleration. An “Event of Default” means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    failure to pay interest on any this Subordinated Note for thirty (30) days after the payment is due and payable; or

(b)    failure to pay the principal of this Subordinated Note when due, either at maturity, upon redemption, by declaration or otherwise; or

(c)    failure of the Company to observe or perform any other covenant or agreement that applies to the Subordinated Notes for sixty (60) days after the Company has received written notice of the failure to perform in the manner specified in the Note Purchase Agreement; or

(d)            the entry of an order for relief against the Company under the U.S. Bankruptcy Code by a court having jurisdiction in the premises or a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent under any other applicable Federal or State law, or the entry of a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the U.S. Bankruptcy Code or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or

(e)            the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the U.S Bankruptcy Code or any other applicable Federal or State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

The Holder shall not have the right to accelerate the maturity of the Subordinated Notes unless there is an Event of Default specified under Section 6(d) or Section 6(e).  If an Event of Default specified in Section 6(d) or Section 6(e) occurs, then the principal amount of all of the outstanding Subordinated Notes, including any accrued and unpaid interest on the Subordinated Notes and premium, if any, shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

8.           Merger or Sale of Assets. The Company shall not consolidate with or merge into any other corporation or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets and the properties and assets of its subsidiaries, taken as a whole, to any Person, unless:

(a)            either the Company shall be the continuing corporation, or the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole, shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume the due and punctual payment of the principal, premium, if any, and interest, if any, on the Subordinated Notes and the performance of every covenant to be performed or observed in connection with the Subordinated Notes; and

(b)            immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

9.          Denominations, Transfer, Exchange. The Subordinated Notes are issuable only in registered form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of this Subordinated Note may be registered and this Subordinated Note may be exchanged as provided in the Note Purchase Agreement. The Registrar may require the Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require the Holder to pay any taxes and fees required by law.

10.           Charges and Transfer Taxes. No service charge will be made for any registration of transfer or exchange of this Subordinated Note, or any redemption or repayment of this Subordinated Note, or any conversion or exchange of this Subordinated Note for other types of securities or property, but the Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges that may be imposed in connection with the transfer or exchange of this Subordinated Note from the Holder requesting such transfer or exchange.

11.         Persons Deemed Owners. The Company, Paying Agent and Registrar, and any other agent of the Company, may treat the Person in whose name this Subordinated Note is registered as the owner hereof for all purposes, whether or not this Subordinated Note is overdue, and neither the Company, Paying Agent nor Registrar, nor any such other agent, will be affected by notice to the contrary.

12.         Amendments; Waivers. Section 6.1 of the Note Purchase Agreement permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Subordinated Notes at any time by the Company and the Holders in accordance with Section 6.1 of the Note Purchase Agreement. The Note Purchase Agreement also contains provisions permitting the Holders of specified percentages in principal amount of the then outstanding Subordinated Notes, on behalf of the holders of all Subordinated Notes, to waive past defaults under the Note Purchase Agreement and their consequences. Any such consent or waiver by the Holder of this Subordinated Note will be conclusive and binding upon such Holder and upon all future holders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note.

13.         No Impairment. No reference herein to the Note Purchase Agreement and no provision of this Subordinated Note or of the Note Purchase Agreement will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest of this Subordinated Note at the Stated Maturity Date.

14.         No Sinking Fund; No Convertibility. This Subordinated Note is not entitled to the benefit of any sinking fund. This Subordinated Note is not convertible into or exchangeable for any of the equity securities, other securities or assets of the Company or any Subsidiary.

15.         No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement contained in the Note Purchase Agreement or in this Subordinated Note, or for any claim based thereon or otherwise in respect thereof, will be had against any past, present or future shareholder, employee, officer, or director, as such, of the Company or of any predecessor or successor, either directly or through the Company or any predecessor or successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Subordinated Note by the Holder and as part of the consideration for the issuance of this Subordinated Note.

16.         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.

17.         Available Information. Requests by the Holder to the Company may be made to: QCR Holdings, Inc., 3551 7th Street, Moline, Illinois 61265, Attention: Todd A. Gipple.

18.         Governing Law. THIS SUBORDINATED NOTE WILL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY LAWS OR PRINCIPLES OF CONFLICT OF LAWS THAT WOULD APPLY THE LAWS OF A DIFFERENT JURISDICTION.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Note to be duly executed.

QCR Holdings, Inc.

By:
Name:	Todd A. Gipple
Title:	President, Chief Operating Officer and Chief Financial Officer

[Signature Page to Definitive Note]

ASSIGNMENT FORM

To assign this Subordinated Note, fill in the form below: (I) or (we) assign and transfer this Subordinated Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint _______________________ agent to transfer this Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the face of this Subordinated Note)

Tax Identification No:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The undersigned certifies that it [is / is not] an Affiliate of the Company and that, to its knowledge, the proposed transferee [is / is not] an Affiliate of the Company. “Affiliate” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates. “Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity or organization.

In connection with any transfer or exchange of this Subordinated Note occurring prior to the date that is one year after the later of the date of original issuance of this Subordinated Note and the last date, if any, on which this Subordinated Note was owned by the Company or any Affiliate of the Company, the undersigned confirms that this Subordinated Note is being:

CHECK ONE BOX BELOW:

☐     (1)     acquired for the undersigned’s own account, without transfer;

☐     (2)     transferred to the Company;

☐     (3)     transferred in accordance and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”);

☐     (4)     transferred under an effective registration statement under the Securities Act;

☐     (5)     transferred in accordance with and in compliance with Regulation S under the Securities Act;

☐     (6)    transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished a signed letter containing certain representations and agreements; or

☐     (7)     transferred in accordance with another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Paying Agent will refuse to register this Subordinated Note in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Paying Agent may require, prior to registering any such transfer of this Subordinated Note, in its sole discretion, such legal opinions, certifications and other information as the Paying Agent may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act such as the exemption provided by Rule 144 under such Act.

Signature:

Signature Guarantee:

(Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15).

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Subordinated Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:	Signature:

[Signature Page to Definitive Note]

Exhibit B

Form of Opinion of Counsel

1.	Based solely on our review of a certificate of good standing of the Company dated August 18, 2022, the Company is duly incorporated, validly exists as a corporation and is in good standing under the General Corporation Law of the State of Delaware. Further, the Company has all requisite corporate power to carry on its business as currently conducted.

2.	The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

3.	The Subordinated Note Purchase Agreement (the “Purchase Agreement”) has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.	The Subordinated Notes being purchased by Purchaser at the Closing have been duly authorized, executed and delivered by the Company. When paid for by Purchaser in accordance with the terms of the Purchase Agreement, the Subordinated Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	To our knowledge, no consent, approval or authorization of, or registration, filing or declaration with, any governmental agency or body having jurisdiction over the Company by the Company is required in connection with the execution, delivery or performance by the Company of the Purchase Agreement or the Subordinated Notes.

6.	No registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Subordinated Notes is required in connection with the sale of the Subordinated Notes by the Company to Purchaser in the manner contemplated by the Purchase Agreement, assuming (i) the accuracy and completeness of Purchaser’s representations set forth in the Purchase Agreement, and those of the Company set forth in the Purchase Agreement, and (ii) the compliance with the procedures set forth in the Purchase Agreement by each party thereto, nor was it necessary in connection with this offering, sale and delivery of the Subordinated Notes purchased by you at the Closing, under the circumstances contemplated by the Purchase Agreement, to qualify an indenture in respect of the Subordinated Notes under the Trust Indenture Act of 1939.

7.	The execution and delivery of the Transaction Documents by the Company, the performance by the Company of its obligations thereunder, and the issuance and sale of the Subordinated Notes in accordance with the terms of the Purchase Agreement do not and will not (i) conflict with or violate any of the terms or provisions of the Company’s Certificate of Incorporation or Bylaws, (ii) to our knowledge, violate or conflict with any judgment, decree or order identified to us by the Company (we note that none were identified) of any court or any judicial, regulatory or other legal or governmental agency or body having jurisdiction over the Company, or (iii) violate any applicable provisions of the General Corporation Law of the State of Delaware, except in each of the cases of clauses (i) and (ii), for any such conflict, breach, violation or default which has been waived by the party or parties with power to waive such conflict, breach, violation or default.

8.	The Company is not, and immediately after giving effect to the offering and sale of the Subordinated Notes to Purchaser and the application of the proceeds thereof as described in the Purchase Agreement will not be, an “investment company” or, to our knowledge, an entity “controlled” by or acting on behalf of an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940, as amended.

9.	None of the transactions contemplated by the Purchase Agreement (including, without limitation, the use of the proceeds from the sale of the Subordinated Notes) will violate or result in a violation of Regulation T, U or X of the Board of Governors of the United States Federal Reserve System, 12 CFR, Part 220, Part 221 and Part 224, respectively.

10.	To our knowledge, there is not pending or threatened any action, suit, proceeding, to which the Company or any Subsidiary is a party, or to which the property of the Company or any Subsidiary is subject, before or brought by any court or governmental agency or body, domestic or foreign, which are expected to result in a Material Adverse Effect.

[Signature Page to Definitive Note]

Schedule 1

Initial Wire Transfer Instructions

All payments on account of Subordinated Notes held by Purchaser shall be made by wire transfer of immediately available funds for credit to:

[●]

Each such wire transfer shall set forth the name of the Company, the full title (including the applicable coupon rate and final maturity date) of the Subordinated Notes, a reference to CUSIP No. 74727A AD6 and the due date and application (as among principal, premium and interest) of the payment being made.

[Signature Page to Definitive Note]